UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 1, 2024
ModivCare Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6900 E. Layton Avenue, 12th Floor
Denver,	Colorado	80237
(Address of principal executive offices)		(Zip Code)

(303) 728-7012
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	MODV	The NASDAQ Global Select Market

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.    Entry into a Material Definitive Agreement.

On July 1, 2024 (the “Effective Date”), ModivCare Inc. (the “Company”) entered into an Amendment No. 3 (the “Third Amendment”) to its Credit Agreement, dated as of February 3, 2022 (as amended by the Amendment No. 1, dated as of June 26, 2023, as further amendment by the Amendment No. 2, dated as of February 22, 2024, and as further amended, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, swing line lender and an issuing bank, Wells Fargo Bank, National Association, as an issuing bank, Truist Bank and Wells Fargo Bank, National Association, as co-syndication agents, Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, Bank of Montreal and Capital One, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., Truist Securities, Inc. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, and the other lenders party thereto.

Pursuant to the Third Amendment, the Credit Agreement was amended by, among other things, extending the maturity date of the existing revolving commitments for certain lenders, in the aggregate principal amount of $255.0 million, by one year to February 3, 2028 and establishing a new term loan facility in the aggregate principal amount of $525.0 million. The new term loan facility matures on the earlier of (i) July 1, 2031, or (ii) July 2, 2029, if any of the Company’s 5.000% Senior Notes due 2029 remain outstanding on that date. Amortization payments for the new term loans are due at the end of each fiscal quarter in an amount equal to 0.25% of all term loans outstanding on the Effective Date. The interest rate for the new term loan is (i) a SOFR-based benchmark plus 4.75%, in the case of Term Benchmark loans, and (ii) a prime rate (or other alternate base rate) benchmark plus 3.75%, in the case of ABR loans (as such terms are defined in the Third Amendment). Proceeds of the term loan facility were used to, among other things, redeem the entire outstanding amount of the Company’s 5.875% Senior Notes due 2025. The new term loan facility is subject to mandatory prepayment terms, including from the proceeds of certain asset sales and casualty events (subject in certain circumstances to reinvestment rights), and from a percentage of excess cash flow determined annually. The term loan facility is also subject to a prepayment premium for the first 6 months after closing in the event of any repricing transaction. The existing financial covenants under the Credit Agreement were retained for the benefit solely of the revolving lenders, and the minimum liquidity level required by the liquidity covenant was decreased from $100.0 million to $75.0 million. The maximum expansion amount for incurrence of incremental debt under the Credit Agreement was modified by reducing the fixed basket thereof from $175.0 million to $75.0 million, and tightening the ratio basket thereof from a secured net leverage ratio of 3.50x to 2.70x. Certain additional modifications were made to the covenants and other provisions of the Credit Agreement.

The foregoing description of the Third Amendment to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment to the Credit Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

On July 1, 2024 (the “Redemption Date”), the Company effected the redemption of all of the outstanding $500 million in the aggregate principal amount of its 5.875% Senior Notes due 2025 (the “Notes”), in accordance with the terms of the indenture, dated as of November 4, 2020 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), governing the Notes.

The Company used the proceeds from the new term loan facility created under the Credit Agreement to fund the redemption. As a result, all obligations under the Indenture have been satisfied and discharged. In connection with the redemption, the Company paid a redemption premium of 1.469% on the aggregate original principal amount of the Notes, or approximately $7.35 million, and approximately $3.75 million in accrued but unpaid interest thereon. The information set forth above under Item 1.01 of this Current Report on Form 8-K regarding the redemption is incorporated by reference into this Item 1.02.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K regarding the Third Amendment to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01.    Other Events.

On July 3, 2024, the Company issued a press release announcing the refinancing of the Notes with the proceeds of the Third Amendment to the Credit Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Amendment No. 3, dated as of July 1, 2024, to Credit Agreement, dated as of February 3, 2022, among ModivCare Inc., the co-syndication agents party thereto, the co-documentation agents party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release issued by the Company on July 3, 2024.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODIVCARE INC.
Date: July 3, 2024	By:	/s/ L. Heath Sampson
	Name:	L. Heath Sampson
	Title:	President and Chief Executive Officer